EXHIBIT 21.1

MEDCATH CORPORATION SUBSIDIARIES

Name	Jurisdiction of Organization/Incorporation
Austin MOB, Inc.	North Carolina
Central Park Medical Office Building, LP	Texas
Center for Cardiac Sleep Medicine, LLC	North Carolina
HHSA, LP	Texas
MedCath Incorporated	North Carolina
San Antonio Hospital Management, Inc.	North Carolina
San Antonio Holdings, Inc.	Arizona
Sun City Cardiac Center Associates, LLP	Arizona
Venture Holdings, Inc.	Arizona
Dissolution Corporation – San Antonio, Inc.	Delaware

All other subsidiaries that were in existence at September 30, 2011 were disposed, dissolved or merged into an affiliate during the year ended September 30, 2012.